GUARANTY BANCORP

AMENDED AND RESTATED

CHANGE IN CONTROL SEVERANCE PLAN

(As Amended and Restated Effective May 15, 2015)

1.  Purpose. The purpose of the Amended and Restated Guaranty Bancorp Change in Control Severance Plan (as Amended and Restated Effective May 15, 2015) (the “Plan”) is to recruit and foster the continuous employment of key management personnel of the Company and to reinforce and encourage their continued attention and dedication to their duties in the event of any threat or occurrence of a Change in Control (as defined in Section 2), although no such change is now apparent or contemplated.

2. Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:

(a)  “Annual Bonus” means the annual bonus awarded under the Company’s Executive Cash Incentive Plan or Annual Incentive Plan (or, in each case, any predecessor, substitute or successor plan designated as such by the Board), as in effect from time to time, or any discretionary annual bonus awarded by the Board.

(b)  “Base Salary” means the Participant’s annual base salary in effect immediately before the occurrence of the circumstance giving rise to the Participant’s termination, or, if greater, the Participant’s annual base salary in effect immediately before the Change in Control.

(c) “Board” means the Board of Directors of the Company and, after a Change in Control, the “board of directors” of the surviving company.

(d)  “Bonus Amount” means the average of a Participant’s 2 Annual Bonuses for the 2 fiscal years ending before the Participant’s Date of Termination; provided that (i) if a Participant has been an employee of the Company through the end of only one fiscal year before the Participant’s Date of Termination and was eligible for an Annual Bonus for such fiscal year (including on a pro rata basis), the Bonus Amount shall be the average of (x) the Annual Bonus for the fiscal year ending before the Date of Termination (if such bonus was made on a pro rata basis, such bonus shall be annualized for the purpose of calculating the Bonus Amount) and (y) the Participant’s target Annual Bonus, expressed as a percentage of base salary in the event the relevant goals are 100% achieved, for the fiscal year in which the Date of Termination occurs and (ii) if a Participant (x) has been an employee of the Company through the end of only one fiscal year before the Participant’s Date of Termination and was not eligible for an Annual Bonus for such fiscal year or (y) has not been an employee of the Company through the end of one fiscal year with the Company before the Participant’s Date of Termination, the Bonus Amount shall be the Participant’s target Annual Bonus, expressed as a percentage of base salary in the event the relevant goals are 100% achieved, for the year in which the Date of Termination occurs.

(e)  “Cause” means (i) an intentional and continued failure of a Participant to perform duties with the Company and its subsidiaries (for the avoidance of doubt, excluding any failure due to physical or mental illness) and such failure continues after a written demand for substantial performance is delivered by the Company to the Participant that specifically identifies the manner in which the Participant has failed to perform; (ii) an intentional act of illegal conduct or gross misconduct that is demonstrably injurious (other than to a de minimis extent) to the business, reputation or regulatory relationships of the Company; (iii) an intentional act of fraud, embezzlement or theft in connection with the business of the Company; (iv) intentional disclosure of confidential information or trade secrets of the Company or confidential information relating to customers of the Company or its parent, a subsidiary or affiliate; (v) an act constituting a felony or a misdemeanor involving moral turpitude for which the Participant is convicted by any federal, state or local authority, or to which the Participant enters a plea of guilty or nolo contendere; (vi) an act or omission that causes the Participant to be disqualified or barred by any governmental or self-regulatory authority from serving in his or her employment capacity or losing any governmental or self-regulatory license that is reasonably necessary for the Participant to perform his or her responsibilities to the Company; or (vii) intentional breach of corporate fiduciary duty involving personal profit. For the purposes of this Plan, no act, or failure to act, on the part of the Participant shall be deemed “intentional” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause hereunder unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the members of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with his or her counsel to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant had committed an act set forth above in clauses (i) through (vii) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Participant or his or her beneficiaries to contest the validity or propriety of any such determination.

(f) “Change in Control” means the occurrence of any one of the following events:

(i) any “Person” or “Group” (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder) is or becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, or of any entity resulting from a merger or consolidation involving the Company, representing more than 50% of the combined voting power of the then outstanding securities of the Company or such entity;

(ii) the individuals who, as of the date hereof, are members of the Board (the “Existing Directors”), cease, for any reason, to constitute more than 50% of the number of authorized directors of the Company as determined in the manner prescribed in the Company’s Certificate of Incorporation and Bylaws; provided that if the election, or nomination for election, by the Company’s stockholders of any new director was approved by a vote of at least 50% of the Existing Directors, such a new director shall be considered an Existing Director; provided further, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened election contest (“Election Contest”) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) the consummation of a plan of reorganization, merger or consolidation involving the Company or the sale of all or substantially all of the assets or deposits of the Company, except for a reorganization, merger, consolidation or sale where (A) the stockholders of the Company immediately before such reorganization, merger, consolidation or sale own directly or indirectly at least 55% of the combined voting power of the outstanding voting securities of the Company resulting from such reorganization, merger or consolidation or purchasing the assets or deposits (the “Surviving Company”) in substantially the same proportion as their ownership of voting securities of the Company immediately before such reorganization, merger, consolidation or sale, and (B) the Existing Directors immediately before the execution of the agreement providing for such reorganization, merger, consolidation or sale constitute at least half of the members of the board of directors of the Surviving Company, or of a company beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Company (a “Resulting Parent”).

If there is a reorganization, merger, consolidation or sale of the Company that does not result in a Change in Control pursuant to clause (iii), references to “the Company” in this definition will be deemed to have been replaced by references to the Resulting Parent (or if there is no Resulting Parent, the Surviving Company).

(g) “Code” means the Internal Revenue Code of 1986, as amended.
(h) “Company” means Guaranty Bancorp and the tax-controlled group of which it is a member.

(i)  “Date of Termination” means (i) if a Participant’s employment is terminated for Disability, 30 days after notice of termination is given by the Company (provided that the Participant shall not have returned to the full-time performance of his or her duties during such 30 day period); (ii) if a Participant’s employment is terminated by the Participant, the date specified in the notice of termination, which shall not be less than 30 days after notice of termination is given (unless the Company selects an earlier Date of Termination); or (iii) if a Participant’s employment is terminated for any other reason, the date specified in the notice of termination.

(j)  “Disability” shall occur if a Participant is incapacitated and absent from his or her duties on a full-time basis for 4 consecutive months or for at least 180 days (which need not be consecutive) during any 12 month period.

(k) “Good Reason” means, without the Participant’s express written consent, the occurrence of any of the following events after a Change in Control:

(i) the assignment to the Participant of any duties inconsistent with his or her title, position, duties, responsibilities and status with the Company as in effect immediately before the Change in Control, or any other action by the Company that results in a diminution of the Participant’s title, duties, position or reporting relationships, or any removal of the Participant from, or any failures to re-elect the Participant to, any of such positions, except in connection with the termination of his or her employment for Cause or as a result of his or her Disability or death, or termination by the Participant other than for Good Reason; provided that insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company promptly after receipt of notice thereof given by the Participant shall not constitute Good Reason;

(ii) any reduction in the Participant’s base salary, or a significant reduction in the aggregate employee benefits provided to the Participant, unless such reduction applies equally to other similarly situated employees of the Company, in each case, which is not remedied within 10 calendar days after receipt by the Company of written notice from the Participant of such change or reduction, as the case may be;

(iii) the Company requiring the Participant to be based more than 30 miles from the location of his or her place of employment immediately before the Change in Control, except for normal business travel in connection with his or her duties with the Company; or

(iv) the failure by the Company to require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Plan and all obligation hereunder.

An isolated, insubstantial and inadvertent action taken in good faith implicating clauses (i), (ii) or (iii) of this definition which is fully corrected by the Company before the Date of Termination specified in the notice of termination shall not constitute Good Reason. A Participant must provide a notice of termination for Good Reason within 90 days following the Participant’s knowledge of existence of the event constituting Good Reason or such event shall not constitute Good Reason under this Plan.

(l) “Participant” means each of the employees of the Company who are selected by the Board for coverage by this Plan and identified on Schedule A.

(m)  “Qualifying Termination” means a termination of the Participant’s employment (i) by the Company other than for Cause or (ii) by the Participant for Good Reason. Termination of the Participant’s employment with the Company on account of death, Disability or retirement (in accordance with the normal retirement policy of the Company as in effect before the Change in Control) shall not be treated as a Qualifying Termination. Notwithstanding the preceding sentence, the death or Disability of the Participant after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination.

(n) “Severance Multiple” means, for each Participant, a number determined by the Board in its sole discretion and noted on Schedule A.

(o)  “Termination Period” means the period of time beginning with a Change in Control and ending 2 years following such Change in Control. Notwithstanding anything in this Plan to the contrary, if a Participant’s employment with the Company is terminated before the occurrence of a Change in Control, the Participant’s employment will be deemed to have been terminated by the Company without Cause on the day after the occurrence of the Change in Control if (i) a Change in Control actually occurs, (ii) during the Change in Control Period (as defined in Section 16(d)) ending on such Change in Control, the Participant’s employment is terminated by the Company other than for Cause or by the Participant for Good Reason or (iii) the Participant reasonably demonstrates that the Company terminated the Participant’s employment, or gave the Participant Good Reason, at the request of a Person (other than the Company) who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, or otherwise in connection with, or in anticipation of, the Change in Control.

For purposes of determining the timing of payments and benefits to the Participant under Section 4, (A) if a Participant’s employment is terminated prior to the date of the Change in Control, the date of the actual Change in Control shall be treated as the Participant’s Date of Termination under Section 2(i) and (B) if a Participant’s employment is terminated after the date of the Change in Control, the Participant’s Date of Termination shall be determined under Section 2(i). For purposes of determining the amount of payments and benefits owed to the Participant under Section 4, the date the Participant’s employment is actually terminated shall be treated as the Participant’s Date of Termination under Section 2(i).

3. Eligibility. The Board shall determine in its sole discretion which employees of the Company shall be Participants. Once an employee becomes a Participant, the employee shall remain a Participant until the earlier of (1) the expiration of the Participant’s “participation period” noted on Schedule A and (2) the Board’s removal of the employee as a Participant in this Plan. The Board may remove an employee as a Participant in this Plan at any time in its sole discretion except that a Participant may not be removed as a Participant without his or her prior written consent either (i) during a Change in Control Period or Termination Period or (ii) unless the Company provides Participant with at least 6 months prior notice of such removal which is not during a Change in Control Period or Termination Period. For the avoidance of doubt, if a Participant is removed as a Participant in this Plan pursuant to clause (ii) in the immediately preceding sentence and during such 6 month notice period a Change in Control Period is triggered pursuant to which an actual Change in Control occurs, the Participant shall not be removed or be deemed to have been removed from this Plan.

4. Payments Upon Termination of Employment. If during the Termination Period the employment of the Participant is terminated pursuant to a Qualifying Termination, then, subject to the Participant’s execution of a Separation Agreement and Release in the form attached to this Plan as Schedule B (the “Separation Agreement and Release”), the Company shall provide to the Participant:

(a) his or her full base salary through the Date of Termination at the rate in effect at the time notice of termination is given, plus all other amounts to which he or she is entitled under any compensation plan of the Company, as the case may be, in effect immediately before the Change in Control, at the time such payments are due;

(b) on the sixtieth (60th) day following the Date of Termination, provided the Participant has not revoked the Separation Agreement and Release as of such date, a lump sum cash payment equal to the result of multiplying (i) the Participant’s current target Annual Bonus, expressed as a percentage of base salary in the event the relevant goals are 100% achieved, for the year in which the Date of Termination occurs by (ii) a fraction, (A) the numerator of which is the number of days elapsed from the beginning of the relevant period for which performance is measured in determining such Annual Bonus until the Date of Termination and (B) the denominator of which is the number of days of such relevant period;

(c) on the sixtieth (60th) day following the Date of Termination, provided the Participant has not revoked the Separation Agreement and Release as of such date, a lump sum cash payment equal to the result of multiplying (i) the sum of (A) the Participant’s Base Salary, plus (B) the Participant’s Bonus Amount by (ii) the Participant’s Severance Multiple; and

(d) for the lesser of (i) the number of years from the Date of Termination equal to the Severance Multiple and (ii) through the date the Participant ceases to be eligible for COBRA, continued provision of medical, dental, and vision benefits to the Participant, his or her spouse and his or her eligible dependents on the same basis as such benefits are then currently provided to such Participant (the “Medical Benefits”); provided that such benefits shall be secondary to any other coverage obtained by the Participant and shall be paid or provided in accordance with Section 8 below; provided further that if the Company’s welfare plans do not permit such coverage, the Company will provide the Participant the Medical Benefits with the same tax effect.

(e) Maximum Payments by the Company.

(i) It is the objective of this Plan to maximize the Participant’s net after-tax benefit if payments or benefits provided under this Plan are subject to excise tax under Section 4999 of the Code. Notwithstanding any other provisions of this Plan, in the event that any payment or benefit by the Company or otherwise to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment or rate of payment under any plan, program, arrangement or agreement of the Company (all such payments and benefits being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the cash severance payments shall first be reduced, and the non-cash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(ii) The Total Payments shall be reduced by the Company in the following order: (A) reduction of any cash severance payments otherwise payable to Participant that are exempt from Section 409A of the Code, (B) reduction of any other cash payments or benefits otherwise payable to the Participant that are exempt from Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, (C) reduction of any other payments or benefits otherwise payable to Participant on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company’s common stock that are exempt from Section 409A of the Code, and (D) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company’s common stock that are exempt from Section 409A of the Code.

(iii) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (A) no portion of the Total Payments the receipt or enjoyment of which Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (B) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination shall be borne by the Company.

Except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy, or other arrangement or individual contract. In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of his or her Date of Termination, that may duplicate the payments and benefits provided for in this Section 4, the Board is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan, provided such elimination or reduction does not cause the Participant to incur additional tax or interest under Section 409A of the Code (“Section 409A”).

This Plan does not abrogate any of the usual entitlements which a Participant has or will have, first, while a regular employee, and subsequently, after termination, and thus a Participant shall be entitled to receive all benefits payable to him or her under each and every qualified plan, welfare plan and any other plan or program relating to benefits and deriving from his or her employment with the Company, but solely in accordance with the terms and provisions thereof.

5. Withholding Taxes. The Company may withhold from all payments due to the Participant (or his or her beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

6. Reimbursement of Expenses. If a Change in Control actually occurs and any contest or dispute shall arise under this Plan involving termination of a Participant’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Participant on a current basis (and in accordance with Section 8 below) for all reasonable legal fees and related expenses, if any, incurred by the Participant in connection with such contest or dispute, provided that the Participant shall be required to repay immediately any such amounts to the Company to the extent that a court or an arbitration panel issues a final and non- appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced by the Participant in bad faith.

7. Scope of Plan. Nothing in this Plan shall be deemed to entitle the Participant to continued employment with the Company, and if a Participant’s employment with the Company shall terminate before a Change in Control, the Participant shall have no further rights under this Plan (except as specifically provided herein); provided that any termination of a Participant’s employment during the Termination Period shall be subject to all of the provisions of this Plan.

8. Certain Additional Agreements under Section 409A.

(a) The Plan is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A. Notwithstanding the foregoing, if and to the extent that (i) any payment or benefit is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A, (ii) such payment or benefit under this Plan or otherwise is provided to a Participant who is a “specified employee” (within the meaning of Section 409A and as determined pursuant to procedures established by the Company) and (iii) such payment or benefit must be delayed for six months from the Participant’s Date of Termination (or an earlier date) in order to comply with Section 409A(a)(2)(B)(i) of the Code and not cause the Participant to incur any additional tax under Section 409A, then the Company will delay making any such payment or providing such benefit until the expiration of such six month period. Any payment or benefit due upon a termination of the Participant’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to the Executive upon a “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)). If a Participant dies within 6 months following such separation from service, any such delayed payments or benefits shall not be further delayed, and shall be immediately payable to his or her estate in accordance with the applicable provisions of this Plan.

(b) Notwithstanding anything to the contrary herein, any payment or benefit under Section 4 or 6 or otherwise that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1(b)(9)(v)(A), (B) or (C) shall be paid or provided to the Participant only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second taxable year of the Participant following the taxable year of the Participant in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third taxable year following the taxable year of the Participant in which the “separation from service” occurs. For purposes of this Section 8(b), the taxable year of the Participant’s “separation from service” is the year determined in accordance with the Code.

(c) Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Plan is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(d) For the purposes of this Plan, each payment made pursuant to Section 4(b) or (c) shall be deemed to be separate payments, and amounts payable under Section 4 of this Plan shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6.

9. Participant Covenants.

(a) In the performance of the Participant’s duties, the Participant has previously had, and may in the future have, access to confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, data, specifications and processes presently owned or at any time hereafter developed by the Company or its agents or consultants or used presently or at any time hereafter in the course of its business, that are not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and has been and/or will be disclosed to the Participants in confidence. By executing a Separation Agreement and Release, a Participant shall agree that:

(i) the Confidential Material constitutes propriety information of the Company which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that the Company has taken efforts reasonable under the circumstances, of which this Section 9(a) is an example, to maintain its secrecy;

(ii) except in the performance of a Participant’s duties to the Company, he or she shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material that (x) has been publicly disclosed or was within the Participant’s possession before its being furnished to him or her by the Company or becomes available to him or her on a nonconfidential basis from a third party (in any of such cases, not due to a breach by the Participant or his or her obligations to the Company or by breach of any other person of a confidential, fiduciary or confidential obligation, the breach of which the Participant knows or reasonably should know), (y) is required to be disclosed by the Participant pursuant to applicable law, and the Participant provides notice to the Company of such requirement as promptly as possible, or (z) was independently acquired or developed by the Participant without violating any of the obligations under this Plan and without relying on Confidential Material of the Company; and

(iii) All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company’s business, which a Participant has prepared, used or encountered shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material, and, upon a Participant’s termination of employment with the Company, or whenever requested by the Company, he or she shall promptly deliver to the Company any and all of the Confidential Material and copies thereof, not previously delivered to the Company, that may be, or at any previous time has been, in his or her possession or under his or her control.

(b) By executing a Separation Agreement and Release, a Participant shall agree that, for a number of years following his or her Date of Termination equal to the Severance Multiple (except in the case of a Participant whose Severance Multiple is more than 2, in which case the restrictions of this Section 9(b) shall apply for two years following his or her Date of Termination), he or she shall not, in any manner, directly or indirectly (without the prior written consent of the Company): (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (ii) interfere with or damage any relationship between the Company and a Client or (iii) Solicit anyone who is then an employee of the Company (or who was an employee of the Company within the prior 12 months) to resign from the Company or to apply for or accept employment with any other business or enterprise. For purposes of this Plan: (i) “Competitive Enterprise” means any business enterprise that either (A) engages in any activity closely associated with commercial banking or the operation of an institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, in a Restricted Territory (as defined below), or (B) holds a 25% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity; (ii) “Client” means any client or prospective client of the Company to whom the Participant provided services, or for whom the Participant transacted business; and (iii) “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action. Nothing in this Section 9(b), however, shall prohibit a Participant or any Person or entity in which he or she has an interest from placing advertisements in periodicals of general circulation soliciting applications for employment, or from employing any person who answers any such advertisement. A Participant shall not be deemed to violate this Section 9(b) solely by virtue of his or her interest in a Person whose stock is publicly traded if he or she is the owner of not more than 2% of the outstanding shares of any class of stock of such corporation, provided he or she has no active participation in the business of such corporation (other than voting his or her stock) and he or she does not provide services to such corporation in any capacity (whether as an employee, an independent contractor or consultant, a board member, or otherwise).

(c) Solely in the case of a Participant whose Severance Multiple is more than 2, by his or her executing a Separation Agreement and Release, he or she agrees that, for 18 months following the Date of Termination, he or she shall not directly or indirectly (without the prior written consent of the Company) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise in a Restricted Territory and in connection with such Participant’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(i) that is substantially related to any activity that the Participant was engaged in with the Company during the 12 months before the date of termination of the Participant’s employment,

(ii) that is substantially related to any activity for which the Participant had direct or indirect managerial or supervisory responsibility with the Company during the 12 months before the Date of Termination, or

(iii) that calls for the application of specialized knowledge or skills substantially related to those used by the Participant in his or her activities with the Company during the 12 months before the Date of Termination.

For purposes of this Plan, “Restricted Territory” means the geographic area of all counties in which the Company (or its subsidiaries) has a branch. In addition, for the purposes of this Plan, each Participant whose Severance Multiple is more than 2 is part of “executive and management personnel” of the Company within the meaning of C.R.S. § 8-2-113(2).

(d) By a Participant’s acceptance of payments under this Plan, he or she shall be deemed to have acknowledged that violation of Sections 9(a), 9(b) or 9(c) of this Plan would cause the Company irreparable damage for which the Company cannot be reasonably compensated in damages in an action at law, and that therefore, in the event of any breach by him or her of such Sections, the Company shall be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise (without being required to post a bond). This provision shall not, however, be construed as a waiver of any of the rights which the Company may have for damages under this Plan or otherwise, and, except as limited in Section 13(b), all of the Company’s rights and remedies shall be unrestricted.

10. Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to unconditionally assume all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption before the effectiveness of any such succession shall constitute Good Reason hereunder and shall entitle the Participant to compensation and other benefits from the Company in the same amount and on the same terms as the Participant would be entitled hereunder if the Participant’s employment were terminated following a Change in Control by reason of a Qualifying Termination, except that for purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed the Date of Termination.

(b) The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

11. Notice of Termination. Any purported termination of a Participant’s employment by the Company, or by a Participant, as the case may be, shall be communicated by written notice of termination to the other party hereto in accordance with Section 12 hereof. For purposes of this Plan, a “notice of termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated. The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

12. Notice. For purposes of this Plan, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Participant: the address listed as the Participant’s address in the Company’s personnel files.

If to the Company:

Guaranty Bancorp

1331 Seventeenth Street, Suite 200

Denver, Colorado  80202

Attention: Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Full Settlement; Resolution of Disputes.

(a) The Company’s obligation to make any payments provided for in this Plan and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to the Participant under any other severance or employment agreement between the Participant and the Company, and any severance plan of the Company. In no event shall the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, except as provided in the Separation Agreement and Release, such amounts shall not be reduced whether or not the Participant obtains other employment.

(b) Any controversy or claim between the Participant and the Company arising out of or relating to or concerning this Plan (including the covenants contained in Section 9) and any dispute regarding the Participant’s employment or the termination of Participant’s employment or any dispute regarding the application, interpretation or validity of this Plan (each, an “Employment Matter”) will be finally settled by arbitration in Denver County, Colorado and administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect. In the event of any conflict between this Plan and the rules of the American Arbitration Association, the provisions of this Plan shall be determinative. If the parties are unable to agree upon an arbitrator, they shall select a single arbitrator from a list of 5 arbitrators designated by the office of the American Arbitrator Association having responsibility for Denver County, Colorado, all of whom shall be retired judges who are actively involved in hearing private cases or members of the National Academy of Arbitrators, and who, in either event, are residents of such forum. If the parties are unable to agree upon an arbitrator from such list, they shall each strike names alternatively from the list, with the first to strike being determined by lot. After each party has used 2 strikes, the remaining name on the list shall be the arbitrator. The AAA’s Commercial Arbitration Rules will be modified in the following ways: (i) each arbitrator will agree to treat as confidential evidence and other information presented to them, (ii) there will be no authority to award punitive damages, (iii) there will be no authority to amend or modify the terms of the Plan and (iv) a decision must be rendered within 10 business days of the parties’ closing statements or submission of post-hearing briefs. A Participant or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in Denver County, Colorado to enforce any arbitration award under this Section 13(b).

14. Survival. The respective obligations and benefits afforded to the Company and the Participant as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Plan) 5, 6, 9, 10(b), 12, 13, 14 and 15 shall survive the termination of this Plan.

15. GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF COLORADO, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS PLAN SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS PLAN, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

16. Term; Amendment and Termination.

(a) This Plan shall continue in full force and effect until its terms and provisions are completely carried out except that (i) the Board may terminate this Plan at a time that is both before a Change in Control and not during a Change in Control Period and (ii) the Board may terminate this Plan as to future Changes in Control beginning on the second anniversary of the last Change in Control then to occur.

(b) This Plan may be amended in any respect by the Board so long as the amendment is made at a time that is both before a Change in Control and not during a Change in Control Period and so long as any such amendment does not cause a Participant to incur additional tax or penalties under Section 409A. In addition, the Board may amend this Plan as to future Changes in Control beginning on the second anniversary of the last Change in Control then to occur.

(c) For the avoidance of doubt, during a Change in Control Period or Termination Period, this Plan shall not be subject to amendment, change, substitution, deletion, revocation or termination in any respect.

(d) A “Change in Control Period” shall begin on the occurrence of any of (i) the Company (or any Person acting on the Company’s behalf) conducting negotiations to effect a Change in Control and (ii) the Company (or any Person acting on its behalf) executing a letter of intent (whether or not binding) or a definitive agreement to effect a Change in Control and shall end on the earlier of (A) the date of the occurrence of a Change in Control and (B) 90 days after both (x) the Company (or any Person acting on the Company’s behalf) ceases conducting negotiations to effect a Change in Control and (y) any letter of intent (whether or not binding) or a definitive agreement to effect a Change in Control has terminated or expired (other than with respect to provisions relating to confidentiality or other provisions reasonably determined by the Board to be unrelated to effecting a future Change in Control).

17. Interpretation and Administration. The Plan shall be administered by the Board. The Board may delegate any of its powers under the Plan to a committee thereof. Unless otherwise provided in this Plan, actions of the Board or such committee shall be taken by a majority vote of its members. All references to the “Board” herein shall be deemed to be references to such delegate, as appropriate. The Board shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make all determinations necessary or advisable in administration of the Plan and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan. Notwithstanding any other provisions of the Plan to the contrary and to the extent applicable, it is intended that the Plan comply with the requirements of Section 409A, and the Plan shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of taxes and penalties on the Participant pursuant to Section 409A. However, the Company shall have no liability to any Participant, beneficiary or otherwise if the Plan or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A.

18. Type of Plan. This Plan is intended to be, and shall be interpreted as an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees.

19. Severability. If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Plan and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20. Nonassignability. Except as otherwise provided in Section 10(b), benefits under the Plan may not be sold, assigned, transferred, pledged, anticipated, mortgaged, or otherwise encumbered, transferred, hypothecated, or conveyed in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof by the Participant.

21. Effective Date. The Plan was adopted and became effective as of December 11, 2006, was amended and restated as of May 7, 2007, January 1, 2009, December 31, 2012 and February 3, 2015 and was further amended and restated effective as of May 15, 2015.

Schedule A

Employee	Severance Multiple	Participation Period

Paul W. Taylor	3	Until removed by the Board in accordance with Section 3.

Michael B. Hobbs	2	Until removed by the Board in accordance with Section 3.

Cathy P. Goss	2	Until removed by the Board in accordance with Section 3.

Christopher G. Treece	2	Until removed by the Board in accordance with Section 3.

Michael J. Noesen	1	Until removed by the Board in accordance with Section 3.

Michael J. DiPetro	1	Until removed by the Board in accordance with Section 3.

Schedule B

FORM OF CIC SEPARATION AGREEMENT AND RELEASE

(HEREIN “AGREEMENT”)

In connection with the termination of your employment by Guaranty Bancorp (the “Company”), effective _____________, 20__, and in accordance with the terms and conditions of the Guaranty Bancorp Change In Control Severance Plan, as amended and restated effective May 15, 2015 and as further amended from time to time (the “Plan”), the Company agrees to provide you, contingent upon your execution of this Agreement, with the following severance payment and benefits:

□[description of severance payment and benefits to be inserted]

In consideration of the payment and benefits set forth above, you agree knowingly and voluntarily as follows:

1.

You knowingly and voluntarily waive and release forever whatever claims you ever had, now have or hereafter may have against the Company and any subsidiary or affiliate of the Company, any of their successors or assigns and any of their present and former employees, directors, officers and agents (collectively referred to as “Releasees”), based upon any matter, occurrence or event existing or occurring before the execution of this Agreement, including anything relating to your employment with the Company and any of its subsidiaries or affiliates or to the termination of such employment or to your status as a shareholder or creditor of the Company.

This release and waiver includes but is not limited to any rights or claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful or abusive discharge, for breach of any contract, for misrepresentation, for breach of any securities laws, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”)(except that you do not waive ADEA rights or claims that may arise after the date of this Agreement).

2.

You agree never to institute any claim, suit or action at law or in equity against any Releasee in any way by reason of any claim you ever had, now have or hereafter may have relating to the matters described in the two preceding paragraphs.

3.

The payment and benefits described herein shall be in lieu of any and all other amounts to which you might be, are now or may become entitled from the Company, its subsidiaries and affiliates and, without limiting the generality of the foregoing, you hereby expressly waive any right or claim that you may have or assert to payment for salary, bonuses, medical, dental or hospitalization benefits, life insurance benefits or attorneys’ fees; provided that notwithstanding any other provision of this Agreement, you do not waive any of your rights and the Company shall comply with its obligations with respect to continuation coverage requirements under Section 4980B of the Internal Revenue Code of 1986, as amended (commonly referred to as “COBRA”).

4.

You hereby expressly agree to comply with the restrictions on your conduct set forth in Section 9 of the Plan for the periods applicable to you (as if such Section 9 were directly incorporated in this Agreement). You acknowledge that your compliance with Section 9 of the Plan is a material condition to the Company providing you with the payment and benefits described herein and that the Company would not have agreed to provide such payment or benefits absent your agreement. You also acknowledge that Section 9 of the Plan limits your ability to earn a livelihood in a Competitive Enterprise (as defined in the Plan) and your relationships with Clients (as defined in the Plan). You acknowledge, however, that complying with Section 9 of the Plan will not result in severe economic hardship for you or your family.

[Your signature below will also constitute confirmation that (i) you have been given at least 21 days within which to consider this release and its consequences, (ii) you have been advised before signing this Agreement to consult, and have consulted, with an attorney of your choice, and (iii) you have been advised that you may revoke this Agreement at any time during the 7 day period immediately following the date you signed this letter.] [Subject to revision based on circumstances of participant, and in accordance with applicable law]

This Agreement shall be governed by the laws of State of Colorado.

Please confirm by returning to _________________ the enclosed copy of this Agreement, signed in the place provided, that you have knowingly and voluntarily decided to accept and agree to the foregoing.

GUARANTY BANCORP

Name:
Title:
AGREED AND ACKNOWLEDGED:

Name:
Date: